                                                                    EXHIBIT 99.1

Contact:   Thomas R. Hillebrandt
           Senior Vice President and CFO
           Fotoball USA, Inc.
           (858) 909-9900


       FOTOBALL ANNOUNCES BUYBACK PLAN FOR UP TO $500,000 OF COMMON STOCK

         SAN DIEGO, CALIF., JULY 1, 2003 - Fotoball USA, Inc. (Nasdaq: FUSA) today announced that its board has approved a stock buyback plan to purchase up to $500,000 worth of the company's common stock over the next 12 months which represents approximately 170,000 shares at current market prices or 5% of the current issued and outstanding shares. The share purchases may be made from time to time on the open market or in privately negotiated transactions depending on market conditions and other factors, all in accordance with the requirements of the Securities and Exchange Commission. The stock buyback plan does not obligate the company to acquire any specific number of shares and may be discontinued at any time.

         "Given the downturn in promotional revenue and the impact of the declining Disney Store business, our performance year-to-date has been disappointing. While the current decline in share price is directly attributable to our loss of momentum in 2003, we are optimistic and encouraged with our progress and the resulting long term value of the company. Accordingly, we believe the current stock price is undervalued, and therefore, represents an attractive investment for the company," stated Michael Favish, Chairman & CEO. In conjunction with the second earnings release scheduled for July 22nd, management will be presenting a strategic plan outlining the current direction and goals for the company for the remainder of 2003 and beyond.

         Fotoball is a premier sports and entertainment marketer and manufacturer. Fotoball's products and services are sold into distinct markets by four separate sales groups: Fotoball Sports, which services national and regional retailers; Fotoball Entertainment Marketing, which services entertainment destinations such as theme parks, resorts and casinos; Fotoball Sports Team, which supports the retail needs of professional franchises across the nation; and Marketing Headquarters, our promotional group developing custom programs for Fortune 500 companies. Fotoball currently holds licenses with Major League Baseball, the National Football League, the National Hockey League, over a hundred NCAA colleges, Warner Bros. "Scooby Doo", Marvel's "Spider-Man", "Incredible Hulk" and "X-Men" and Nickelodeon's "Blue's Clues."

         Statements in this press release which are not historical, including Fotoball's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements. Such statements include statements regarding expectations of long-term value of the company. All forward-looking statements made by the Company, including such statements herein, involve material risks and uncertainties and are subject to change based on factors beyond the control of the Company. Accordingly, the Company's actual results may differ from those expressed or implied in any such forward-looking statements as a result of various factors and risks including the risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

For further information, please visit the company's web site at:
http://www.fotoball.com.